Exhibit 15.7
[Jun He Law Offices Letterhead]
June 29, 2010
Linktone Ltd.
27/F, Building 1, Landmark Towers
8 North East Third Ring Road
Chao Yang District, Beijing 100004, People’s Republic of China
Dear Sirs,
LINKTONE LTD.
We have acted as legal advisors as to the laws of the People’s Republic of China to Linktone Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2009.
We hereby consent to the reference of our name under the heading “Enforcement of Civil Liabilities” in the Form 20-F.
Yours faithfully,

/s/ Jun He Law Offices Jun He Law Offices
Contact: Adam Li
Direct Tel: (86-21) 5298-6047
Email: liqi@junhe.com